Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-232341, 333-237357, 333-253723, 333-263026 and 333-270166) on Form S-8 and (Nos. 333-250005 and 333-255851) on Form S-3 of our report dated March 15, 2024, with respect to the consolidated financial statements of Cambium Networks Corporation.

/s/ KPMG LLP

Chicago, Illinois

March 15, 2024